Exhibit 10.1

August 28, 2026

VIA EMAIL

Thomas R. Szoke

[*]

Re: Appointment as Interim CEO of authID (the “Company”)

Dear Tom,

I am pleased to write to you on behalf of the Board of Directors of the Company (the “Board”) to appoint you as Interim Chief Executive Officer of the Company (“CEO”) with effect from September 4, 2026

In consideration of your agreement to serve as CEO, the Company and you agree to the following terms, which amend your Offer Letter dated as of April 12, 2023:

(1) Your job responsibilities will comprise managing and overseeing all operations and matters of the Group, in order to establish a successful business and manage growth. In addition, you will undertake such functions as are customarily applicable to your position, as well as those that are reasonably assigned to you by the Board.

(2) Your base salary shall be increased to $300,000 per annum, with effect from the date of your appointment.

(3) The Company shall pay you a cash bonus in the sum of $10,000 within five (5) business days.

(4) The Company shall pay you a cash bonus in the sum of $210,000 within five (5) business days after a closing of a [*] material transaction with a gross value to the Company of over [*] (“Corporate Transaction”), provided that you continue to serve as CEO the date of such closing. This bonus amends and replaces the bonus awarded to you by the Compensation Committee on March 13, 2026.

(5) For the avoidance of doubt, (a) payments under this letter shall be subject to deduction of all taxes and other amounts required by law; and (b) payment of the cash bonus under paragraph (4) shall be subject to the terms of and subordinate to all amounts due under the Series of Senior Secured Debentures issued by the Company as of April 29, 2026.

*	Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

authID Inc. ● 1580 N. Logan St., Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Thomas R. Szoke: Page 2 August 28, 2026

Please confirm your agreement with the terms set forth above by signing below.

Sincerely,

/s/ Michael Koehneman
Michael Koehneman
Lead Independent Director
authID Inc.

AGREED THIS August 28, 2026

/s/ Thomas Szoke
Thomas R. Szoke

authID Inc. ● 1580 N. Logan St., Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai